UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 5, 2012

COMPASS DIVERSIFIED HOLDINGS

(Exact name of registrant as specified in its charter)

Delaware	0-51937	57-6218917
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

COMPASS GROUP DIVERSIFIED

HOLDINGS LLC

(Exact name of registrant as specified in its charter)

Delaware	0-51938	20-3812051
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Sixty One Wilton Road

Second Floor

Westport, CT 06880

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (203) 221-1703

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8	Other Events

Item 8.01	Other Events

Compass Group Diversified Holdings LLC (the “Company”) and Compass Diversified Holdings (“Holdings” and, together with the Company, collectively “CODI,” “us” or “we”) acquires and manages small to middle market businesses in the ordinary course of its business. The following description relates to the acquisition of one such business.

Arnold Magnetic Technologies Holdings Corporation

On March 6, 2012, we announced that the Company, through its majority owned subsidiary business, AMT Acquisition Corp. (the “Buyer”), entered into a stock purchase agreement (the “Arnold Purchase Agreement”) with Arnold Magnetic Technologies, LLC (the “Seller”), and Arnold Magnetic Technologies Holdings Corporation (“Arnold”) pursuant to which Buyer acquired all of the issued and outstanding equity of Arnold (the “Acquisition”). The purchase price of $130.5 million for the Acquisition is based on a total enterprise value for Arnold of $124.2 million and included $6.3 million of cash and working capital adjustments. Acquisition-related costs were approximately $4.2 million. Arnold had maintenance capital expenditures of approximately $2.0 million for fiscal 2011. The Company funded the cash consideration and acquisition-related costs through available cash on its balance sheet and a $25.0 million draw under its revolving credit facility. In addition, Arnold’s management, pursuant to a contribution agreement, invested in the transaction alongside CODI, collectively representing an approximate 3.3% minority interest. CODI’s initial ownership position in Buyer is approximately 96.7% on a primary and fully diluted basis.

Based in Rochester, NY with an operating history of more than 100 years, Arnold is a leading global manufacturer of engineered magnetic solutions for a wide range of specialty applications and end-markets, including energy, medical, aerospace and defense, oil and gas exploration, advertising, general industrial and automotive. From its manufacturing facilities located in the United States, the United Kingdom, Switzerland and China, the company produces engineered magnetic assemblies in addition to high performance permanent magnets, flexible magnets and precision foil products that are mission critical in motors, generators, sensors and other systems and components. Based on its long-term relationships, the company has built a diverse and blue-chip customer base totaling more than 2,000 clients worldwide. For the year ended December 31, 2011, Arnold reported revenue of approximately $135.8 million.

Concurrent with the Closing, the Company provided a credit facility to Arnold and its wholly-owned domestic subsidiary, as co-borrowers, pursuant to which Buyer’s purchase of the equity of Arnold from the Seller was funded, in part, and a secured revolving loan commitment and secured term loan were made available. The initial amount outstanding under these facilities at the close of this transaction was $85.5 million. The loans to Arnold are guaranteed by Buyer and all other domestic subsidiaries of Arnold and are secured by security interests in substantially all of the assets of Buyer, Arnold, the co-borrower and other guarantor subsidiaries, including a pledge of the equity interests in Arnold, the co-borrower and other guarantor subsidiaries. In addition to being similar to the terms and conditions of the credit facilities in place with our existing subsidiary businesses, the Company believes that the agreed terms of the loans are fair and reasonable given the leverage and risk profile of Arnold.

Compass Group Management LLC, our manager, acted as an advisor to the Company in the transaction for which it received fees and expense payments totaling approximately $1.2 million.

The foregoing brief description is not meant to be exhaustive and is qualified in its entirety by the Arnold Purchase Agreement, a copy of which is attached hereto as Exhibit 99.1.

Section 9	Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits

(d) Exhibits.

99.1	Stock Purchase Agreement dated as of March 5, 2012, by and among Arnold Magnetic Technologies Holdings Corporation, Arnold Magnetic Technologies, LLC and AMT Acquisition Corp.

99.2	Press Release of the Company dated March 6, 2012 announcing the purchase of Arnold

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 6, 2012	COMPASS DIVERSIFIED HOLDINGS

	By:	/s/ James J. Bottiglieri
James J. Bottiglieri
Regular Trustee

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 6, 2012	COMPASS GROUP DIVERSIFIED HOLDINGS LLC

	By:	/s/ James J. Bottiglieri
James J. Bottiglieri
Chief Financial Officer

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